UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2005

Callisto Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32325	13-3894575
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

420 Lexington Avenue, Suite 1609
New York, New York 10170
(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 297-0010

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On July 18, 2005, Callisto Pharmaceuticals, Inc., a Delaware corporation (the “Company”) entered into a letter of engagement (the “Agreement”) with Trilogy Capital Partners, Inc. (“Trilogy”). The term of the Agreement is for twelve months beginning on July 18, 2005 and terminable thereafter by either party upon 30 days’ prior written notice. Pursuant to the Agreement, Trilogy will provide marketing and financial public relations services to the Company and will assume the responsibilities of an investor relations officer for the Company. The Company will pay Trilogy $12,500 per month under the Agreement.

Item 3.02        Unregistered Sales of Equity Securities.

Pursuant to the Agreement, the Company issued warrants to purchase 1,793,322 shares of Common Stock of the Company at an exercise price of $1.03 per share (the “Warrants”). The exercise price of $1.03 was determined by calculating the average of the closing sales price of the Company’s Common Stock on the American Stock Exchange over the 15 trading days preceding the date of the Agreement. The Warrants issued to Trilogy are exercisable upon issuance and expire on July 18, 2008. The Company has agreed to file by August 30, 2005 a registration statement with the Securities and Exchange Commission registering for resale the shares of Common Stock underlying the Warrants. The offer and sale of these securities was made in reliance on Section 4(2) of the Securities Act of 1933, as amended. The offer and sale of the Warrants did not involve a public offering.

Item 9.01        Financial Statements and Exhibits

(c)	Exhibits.

	4.1	Form of Warrant issued to Trilogy Capital Partners, Inc.

	10.1	Letter of Engagement between Trilogy Capital Partners, Inc. and Callisto Pharmaceuticals, Inc. dated July 18, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 22, 2005

CALLISTO PHARMACEUTICALS, INC.

By:	/s/ Gary S. Jacob

Gary S. Jacob, Ph.D. Chief Executive Officer